EXHIBIT 99.1
RICHMOND MUTUAL BANCORPORATION, INC. ANNOUNCES THIRD QUARTER 2021 FINANCIAL RESULTS
RICHMOND, INDIANA (October 21, 2021) – Richmond Mutual Bancorporation, Inc., a Maryland corporation (the “Company”) (NASDAQ: RMBI), parent company of First Bank Richmond (the “Bank”), today announced net income of $3.1 million, or $0.27 diluted earnings per share, for the third quarter of 2021, compared to net income of $2.8 million, or $0.24 diluted earnings per share, for the second quarter of 2021, and net income of $2.5 million, or $0.21 diluted earnings per share, for the third quarter of 2020.
President’s Comments

Garry Kleer, Chairman, President and Chief Executive Officer, commented, “We are pleased to report continued progress in both our earnings and return of capital strategies. Our third quarter earnings continued to improve over both our second quarter results and the comparable quarter of last year, despite the continued low interest rate environment and the ongoing uncertainties and supply chain disruptions of the pandemic. We continue to work closely with our borrowers to understand their needs and help them through these unique challenges. In addition, we are working to reduce our excess capital by returning capital to our shareholders through stock repurchases and dividends. Supporting our employees, our local communities and our stockholders is our core mission.”
Our Response to COVID-19 Pandemic

Loan Programs. On December 27, 2020, the Consolidated Appropriations Act, 2021 (“CAA”) was signed into law. This legislation included another round of COVID-19 stimulus funding, including approximately $285 billion in funding to reopen the U.S. Small Business Administration’s (“SBA”) Paycheck Protection Program (“PPP”) which initially expired on August 8, 2020. The new round of COVID-19 stimulus funding under the PPP concluded May 31, 2021. As of September 30, 2021, we had funded a total of 892 PPP loans totaling $103.1 million and the SBA had approved 732 loan forgiveness applications totaling $84.8 million. PPP loans totaled $16.3 million at September 30, 2021.
Loan Modifications. We offer payment and financial relief programs for borrowers impacted by COVID-19, primarily through loan and lease payment deferments of principal and interest up to 90 days, although requests for payment relief during the third quarter of 2021 have significantly declined. We continue to monitor our loan portfolio and strive to work with our customers and communities. Deferred loans and leases are re-evaluated at the end of the initial deferral period and will either return to the original loan or lease terms or be reassessed at that time to determine if a further modification should be granted and if a downgrade in risk rating is appropriate. At September 30, 2021, we had no loans and leases that were subject to payment deferrals, down from six loans and leases at June 30, 2021 totaling $2.5 million.
Branch Operations and Support Personnel. Certain employees continue to work remotely or have flexible work schedules while protective measures are in place within our offices to help ensure the safety of those employees on-site. We continuously monitor and conform our practices based on updates from the Center for Disease Control, World Health Organization, Financial Regulatory Agencies, and local and state health departments.
Third Quarter Performance Highlights:
•Assets totaled $1.2 billion at both September 30, 2021 and June 30, 2021, compared to $1.1 billion at December 31, 2020.
•Loans and leases, net of allowance, totaled $795.4 million at September 30, 2021, compared to $785.3 at June 30, 2021 and $734.4 million at December 31, 2020.
•Nonperforming loans and leases totaled $8.5 million, or 1.05% of total loans and leases, at September 30, 2021, compared to $7.7 million, or 0.97% at June 30, 2021 and $4.8 million, or 0.65% of total loans and leases, at December 31, 2020.
•The allowance for loan and lease losses totaled $11.8 million, or 1.47% of total loans and leases outstanding, at September 30, 2021, compared to $11.4 million, or 1.43% at June 30, 2021 and $10.6 million, or 1.42% of total loans and leases outstanding at December 31, 2020.
•The provision for loan and lease losses totaled $500,000 in the current quarter, compared to $530,000 in the preceding quarter, and $1.3 million in the third quarter of 2020.

•Deposits totaled $824.3 million at September 30, 2021, compared to $793.1 million at June 30, 2021 and $693.0 million at December 31, 2020. At September 30, 2021, noninterest bearing deposits totaled $106.2 million or 12.9% of total deposits, compared to $110.5 million or 13.9% of total deposits at June 30, 2021 and $98.7 million or 14.2% of total deposits at December 31, 2020.
•Stockholders’ equity totaled $178.6 million at September 30, 2021, compared to $182.6 million at June 30, 2021 and $192.7 million at December 31, 2020. The Company’s equity to asset ratio was 14.51% at September 30, 2021.
•Net interest income increased $768,000 or 8.4% to $10.0 million for the three months ended September 30, 2021, compared to net interest income of $9.2 million for the prior quarter, and increased $1.5 million or 18.0% from $8.4 million for the comparable quarter in 2020.
•Annualized net interest margin was 3.42% for the current quarter, compared to 3.27% in the preceding quarter and 3.24% the third quarter a year ago.
•The Company repurchased 264,909 shares of common stock at an average price of $15.12 per share during the quarter ended September 30, 2021.
•The Bank’s Tier 1 capital to total assets was 12.76% and the Bank’s capital was well in excess of all regulatory requirements at September 30, 2021.
Balance Sheet Summary
Total assets increased $146.5 million, or 13.5%, to $1.2 billion at September 30, 2021, from $1.1 billion at December 31, 2020. The increase was primarily a result of a $61.0 million, or 8.3%, increase in loans and leases, net of allowance, to $795.4 million and a $110.9 million, or 43.2%, increase in investment securities to $367.7 million at September 30, 2021. The increase in loans and leases was attributable to an increase in multi-family loans of $36.7 million, an increase in construction and development loans of $24.1 million, an increase in commercial real estate loans of $7.6 million, and an increase in residential loans and leases of $6.0 and $5.9 million, respectively. Commercial and industrial loans declined $21.0 million due to a decrease in PPP loans of $27.1 million resulting from PPP loan forgiveness by the SBA. Loans held for sale totaled $903,000, $603,000 and $2.0 million at September 30, 2021, June 30, 2021, and December 31, 2020, respectively. The increase in investment securities was primarily the result of using our excess liquidity to purchase securities during the first nine months of 2021. The balance of the change in assets was attributable to a $28.9 million, or 59.3%, decrease in cash and cash equivalents to $19.8 million at September 30, 2021, from $48.8 million at December 31, 2020.
Nonperforming loans and leases, consisting of nonaccrual loans and leases and accruing loans and leases more than 90 days past due, totaled $8.5 million or 1.05% of total loans and leases at September 30, 2021, compared to $7.7 million or 0.97% at June 30, 2021 and $4.8 million or 0.65% at December 31, 2020. The increase in nonperforming loans and leases from December 31, 2020 was primarily the result of a $4.9 million nonaccrual commercial real estate loan more than 90 days past due that is currently subject to litigation between the developer and other parties. At the time of origination, this loan had a loan to value ratio of 73%. Accruing loans past due more than 90 days at September 30, 2021 totaled $2.3 million, compared to $2.0 million at June 30, 2021 and $4.0 million at December 31, 2020.
The allowance for loan and lease losses increased $418,000, or 3.7%, to $11.8 million at September 30, 2021 from $11.4 million at June 30, 2021, and increased $1.3 million, or 11.9%, from $10.6 million at December 31, 2020. At September 30, 2021, the allowance for loan and lease losses totaled 1.47% of total loans and leases outstanding compared to 1.43% at June 30, 2021 and 1.42% at December 31, 2020. The allowance for loan and lease losses to total loans at September 30, 2021, June 30, 2021, and December 31, 2020 would increase three, seven, and eight basis points, respectively, if PPP loans, which totaled $16.3 million, $34.6 million, and $43.3 million at September 30, 2021, June 30, 2021 and December 31, 2020, respectively, and are 100% guaranteed by the SBA, are excluded from the calculation. Net charge-offs during the first nine months of 2021 were $167,000 or 0.02% of average loans and leases outstanding, compared to net charge-offs of $110,000 during the first nine months of 2020.
Management regularly analyzes conditions within its geographic markets and evaluates its loan and lease portfolio. The Company evaluated its exposure to potential loan and lease losses as of September 30, 2021, which evaluation included consideration of potential credit losses due to economic conditions driven by the impact of the COVID-19 pandemic. The full impact of the pandemic on the Company’s deposit and loan customers is still not fully known at this time. Credit metrics are being reviewed and stress testing is being performed on the loan portfolio on an ongoing basis. Potentially higher risk segments of the portfolio, such as hotels and restaurants, are being closely monitored.
Total deposits increased $31.2 million or 3.9% to $824.3 million at September 30, 2021, compared to June 30, 2021 and increased $131.2 million or 18.9% compared to December 31, 2020. The increase in deposits from June 30, 2021 primarily was due to an increase in brokered time deposits of $22.1 million, and the increase from December 31, 2020 primarily was due to overall changes in spending and savings habits by businesses and consumers due to the COVID-19 pandemic as well as additional PPP funds and stimulus payments made in December 2020 and first quarter 2021. Brokered time deposits totaled $63.8 million, or 7.7% of total deposits, at September 30, 2021 compared to $41.7 million, or 5.3% of total deposits, at June 30, 2021 and $23.3 million, or 3.4% of total deposits, at December 31, 2020. Management increased longer-term brokered time deposits as a result of continued low rates being offered in the market for brokered time deposits. Interest-bearing demand deposit and savings accounts increased $5.2 million, or 1.3%, to $407.3 million at September 30, 2021 from June 30, 2021, and increased $55.4 million, or 15.8%, from December 31, 2020. Noninterest-bearing demand deposits decreased $4.3 million, or 3.9%, to $106.2 million at September 30, 2021 from June 30, 2021, and increased $7.4 million, or 7.5%, from December 31, 2020. At September 30, 2021, noninterest bearing deposits totaled 12.9% of total deposits, compared to 13.9% of total deposits at June 30, 2021 and 14.2% of total deposits at December 31, 2020.
Stockholders’ equity totaled $178.6 million at September 30, 2021, a decrease of $3.9 million or 2.2% from June 30, 2021 and a decrease of $14.1 million or 7.3% from December 31, 2020. The decrease in stockholders’ equity from June 30, 2021 primarily was the result of a reduction in accumulated comprehensive income of $2.9 million caused by changes to the unrealized gains and loss on available-for-sale securities, the repurchase of $4.0 million of Company common stock and the payment of $802,000 in dividends to Company stockholders, partially offset by net income of $3.1 million. The decrease in stockholders’ equity from the year ended December 31, 2020 primarily was the result of a reduction in accumulated comprehensive income of $5.0 million, the repurchase of $11.2 million of Company common stock and the payment of $8.5 million in dividends to Company stockholders, partially offset by net income of $8.4 million.

During the quarter ended September 30, 2021, the Company repurchased a total of 264,909 shares of Company common stock at an average price of $15.12 per share. As of September 30, 2021, the Company had approximately 1,045,498 shares available for repurchase under its existing stock repurchase programs. Subsequent to quarter end through October 21, 2021, the Company purchased an additional 11,116 shares, leaving 1,034,382 shares available for future repurchase.
Income Statement Summary
Net interest income before the provision for loan and lease losses increased $768,000, or 8.4%, to $10.0 million in the third quarter of 2021, compared to $9.2 million in the second quarter of 2021 and increased $1.5 million, or 18.0%, from $8.4 million in the third quarter of 2020. The increase from the second quarter of 2021 was due to a $41.7 million increase in average interest-earning assets during the third quarter of 2021, as well as a 16 basis point increase in the average interest rate spread. The increase from the comparable quarter in 2020 was due to an increase in average interest-earning assets of $124.7 million during the third quarter of 2021 compared to the comparable quarter of 2020 and a 27 basis point increase in the average interest rate spread during the third quarter of 2021 compared to the comparable quarter in 2020.
Interest income increased $789,000, or 7.1%, to $11.9 million during the quarter ended September 30, 2021, compared to the quarter ended June 30, 2021 and increased $1.2 million, or 10.7%, compared to quarter ended September 30, 2020. Interest income on loans and leases increased $581,000, or 5.9%, to $10.4 million for the quarter ended September 30, 2021, from $9.9 million for the quarter ended June 30, 2021, and increased $718,000, or 7.4%, from $9.7 million for the comparable quarter in 2020. The increase in interest income on loans and leases from the previous quarter was primarily due to an increase in the average loan and lease yield of 25 basis points to 5.32% for the three months ended September 30, 2021, while the increase from the comparable period in 2020 was due to an increase in the average balance of loans and leases of $28.2 million and an increase in the average loan and lease yield of 18 basis points.

Interest income on investment securities, excluding FHLB stock, increased $202,000, or 17.0%, to $1.4 million during the quarter ended September 30, 2021, compared to the quarter ended June 30, 2021, and increased $496,000, or 55.7%, from the comparable quarter in 2020. The increase in interest income on investment securities, excluding FHLB stock, from the previous quarter was primarily due to an increase in the average balance of investment securities of $40.9 million to $354.2 million and an increase in yield of six basis points to 1.57% for the three months ended September 30, 2021, while the increase from the comparable period in 2020 was due to an increase in the average balance of $107.1 million and an increase in the average yield of 13 basis points. Interest income on FHLB stock totaled $69,000, $64,000 and $126,000 for the three months ended September 30, 2021, June 30, 2021 and September 30, 2020, respectively. The decrease in interest income earned on FHLB stock during the current quarter compared to the comparable quarter in 2020 was due to a 251 basis point decline in the average yield earned on FHLB stock during the current quarter.

Interest expense increased $20,000, or 1.1%, to $1.9 million for the quarter ended September 30, 2021, compared to the second quarter of 2021, and decreased $366,000, or 15.8%, compared to the quarter ended September 30, 2020. Interest expense on deposits increased $33,000, or 2.7%, to $1.3 million for the quarter ended September 30, 2021, compared to the previous quarter and decreased $291,000, or 18.9%, from the comparable quarter in 2020. The increase in the current quarter compared to the second quarter of 2021 was attributable to an increase in average interest-bearing deposit balances of $37.7 million, partially offset by a two basis point decrease in the average rate paid on interest-bearing deposits. The decrease from the comparable quarter in 2020 was due to a decrease of 34 basis points in the average rate paid on interest-bearing deposits, partially offset by an increase of $118.5 million in average interest-bearing deposit balances. The average rate paid on interest-bearing deposits was 0.70% for the quarter ended September 30, 2021, compared to 0.72% and 1.04% for the quarters ended June 30, 2021 and September 30, 2020, respectively. Interest expense on FHLB borrowings decreased $12,000, or 1.7%, to $689,000 for the third quarter of 2021 compared to the previous quarter and decreased $75,000, or 9.8%, from the comparable quarter in 2020. The average balance of FHLB borrowings totaled $179.4 million during the quarter ended September 30, 2021, compared to $173.1 million and $180.9 million for the quarters ended June 30, 2021 and September 30, 2020, respectively. The average rate paid on FHLB borrowings was 1.54% for the quarter ended September 30, 2021, 1.62% for June 30, 2021, and 1.69% for the third quarter of 2020.

Annualized net interest margin increased to 3.42% for the third quarter of 2021, compared to 3.27% for the second quarter of 2021 and 3.24% for the third quarter of 2020. The increase in the net interest margin for the third quarter of 2021 compared to the second quarter of 2021 and the comparable quarter in 2020 was due to increases in the average interest rate spread and average earning assets during the current quarter compared to the prior quarter and the comparable quarter in 2020.

The provision for loan and lease losses totaled $500,000 for the three months ended September 30, 2021, compared to $530,000 for the quarter ended June 30, 2021 and $1.3 million for the quarter ended September 30, 2020. The provision for loan and lease losses recorded in the quarter ended September 30, 2021 primarily reflected the continued uncertainty of the economic impact of the COVID-19 pandemic and the effects of the government’s response to the pandemic on the Bank’s loan portfolio, as well as the increase in non-performing loans experienced in the first nine months of 2021. Net charge-offs during the third quarter of 2021 were $82,000, compared to $58,000 during the second quarter of 2021 and $12,000 in the third quarter of 2020. While we believe the steps we have taken and continue to take are necessary to effectively manage our portfolio and assist our clients through the ongoing uncertainty surrounding the duration, impact and government response to the COVID-19 pandemic, uncertainties relating to our allowance for loan losses are heightened as a result of the risks surrounding the COVID-19 pandemic, including whether government relief will provide adequate relief to borrowers. The ultimate impact will depend on future developments, including the scope and duration of the pandemic and further actions taken by government authorities in response to the pandemic.

Total noninterest income decreased $496,000, or 30.2%, to $1.1 million for the quarter ended September 30, 2021 compared to the quarter ended June 30, 2021, and decreased $848,000, or 42.5%, from the comparable quarter in 2020. The decrease in noninterest income in the third quarter of 2021 from the second quarter of 2021 resulted primarily from a decrease in loan and lease servicing fees of $430,000, while the decrease from the comparable quarter in 2020 was primarily due to a $771,000 decrease in gains on loan and lease sales. Gain on sale of loans and leases declined $13,000, or 2.2% in the third quarter of 2021 compared to the second quarter of 2021, and decreased $771,000, or 58.1% from the third quarter of 2020 as mortgage banking activity declined primarily due to lower refinancing activity and a lower supply of houses for sale in the Bank’s market area. Loan and lease servicing fees decreased $430,000 in the third quarter of 2021 compared to the second quarter of 2021 as an impairment charge of $251,000 to mortgage servicing rights was recorded compared to a recovery of $178,000 recorded in the second quarter of 2021. Loan and lease servicing fees declined $140,000 in the third quarter of 2021 compared to the same quarter in 2020 as a recovery of impaired mortgage servicing rights of $6,000 was recorded in the third quarter of 2020. Net gains on the sale of securities totaled $18,000 in the quarter ended September 30, 2021, compared to net gains of $38,000 recorded in the second quarter of 2021, and net gains of $117,000 recorded in the third quarter of 2020. Card fee income decreased $8,000, or 3.0% to $266,000 in the third quarter of 2021 from the second quarter of 2021, and increased $48,000, or 22.0% from $218,000 in the third quarter of 2020. Service fees on deposit accounts increased $37,000, or 18.8%, to $236,000 for the quarter ended September 30, 2021, compared to $199,000 for the second quarter of 2021, and increased $86,000, or 56.8%, from $151,000 for the quarter ended September 30, 2020. The increase in service fees on deposit accounts during the third quarter of 2021 compared to the second quarter of 2021 was primarily due to increased overdraft fees, and the increase from the third quarter of 2020 was primarily due to the resumption of charging overdraft fees after the suspension of such fees in 2020 during the height of the COVID-19 pandemic.

Total noninterest expense decreased $35,000, or 0.5%, to $6.8 million for the three months ended September 30, 2021, compared to the second quarter of 2021 and increased $859,000, or 14.4%, from the same period in 2020. Salaries and employee benefits decreased $96,000, or 2.2%, to $4.2 million for the quarter ended September 30, 2021, compared to the second quarter of 2021, and increased $570,000, or 15.6%, from the quarter ended September 30, 2020. The decrease in salaries and benefits in the third quarter of 2021 from the second quarter of 2021 was primarily due to several positions being open and a delay in filling those positions as well as a slight decline in unemployment compensation insurance. The increase in salaries and benefits from the third quarter of 2020 primarily was due to $388,000 of expenses associated with equity awards granted during the fourth quarter of 2020, increased compensation expense of $154,000 primarily as a result of annual merit increases and additional staff, and increased ESOP expense of $56,000. Other expenses increased $12,000, or 1.4% in the third quarter of 2021 compared to the prior quarter, and increased $108,000, or 13.9%, compared to the same quarter of 2020. The increase in other expenses in the third quarter of 2021 from the third quarter of 2020 primarily was due to increased loan tax and insurance expenses of $66,000 and expenses of $28,000 associated with converting our digital banking services to a new provider.

Income tax expense increased $37,000 during the three months ended September 30, 2021 compared to the prior quarter due to a higher level of pre-tax income. Income tax expense increased $63,000 during the three months ended September 30, 2021, compared to the same period in 2020 due to a higher level of pre-tax income, partially offset by a lower effective tax rate. The effective tax rate for the third quarter of 2021 was 18.0% compared to 18.7% in the second quarter, and 19.5% in the third quarter a year ago.
About Richmond Mutual Bancorporation, Inc.
Richmond Mutual Bancorporation, Inc., headquartered in Richmond, Indiana, is the holding company for First Bank Richmond, a community-oriented financial institution offering traditional financial and trust services within its local communities through its eight locations in Richmond, Centerville, Cambridge City and Shelbyville, Indiana, its five locations in Sidney, Piqua and Troy, Ohio, and its loan production office in Columbus, Ohio.
FORWARD-LOOKING STATEMENTS:
This document and other filings by the Company with the Securities and Exchange Commission (the "SEC"), as well as press releases or other public or stockholder communications released by the Company, may contain forward-looking statements, including, but not limited to, (i) statements regarding the financial condition, results of operations and business of the Company, (ii) statements about the Company's plans, objectives, expectations and intentions and other statements that are not historical facts and (iii) other statements identified by the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions that are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current beliefs and expectations of the Company's management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company's control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.
The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: the effect of the COVID-19 pandemic, including on the Company’s credit quality and business operations, as well as its impact on general economic and financial market conditions and other uncertainties such as the extent and duration of the impact of the pandemic on public health, the U.S. and global economies, and on consumer and corporate customers, including economic activity, employment levels and market liquidity; legislative changes; changes in policies by regulatory agencies; fluctuations in interest rates; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; the Company's ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in the Company's market area; changes in management's business strategies; changes in the regulatory and tax environments in which the Company operates; and other factors set forth in the Company's filings with the SEC.
The factors listed above could materially affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.
The Company does not undertake - and specifically declines any obligation - to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. When considering forward-looking statements, keep in mind these risks and uncertainties. Undue reliance should not be placed on any forward-looking statement, which speaks only as of the date made. Refer to the Company's periodic and current reports filed with the SEC for specific risks that could cause actual results to be significantly different from those expressed or implied by any forward-looking statements.

Financial Highlights (unaudited)

	Three Months Ended			Nine Months Ended
SELECTED OPERATIONS DATA:	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
(In thousands, except for per share amounts)

Interest income	$11,900	$11,112	$10,746	$33,896	$31,869
Interest expense	1,942	1,922	2,308	5,746	7,347
Net interest income	9,958	9,190	8,438	28,150	24,522

Provision for loan losses	500	530	1,300	1,430	2,830
Net interest income after provision	9,458	8,660	7,138	26,720	21,692
Noninterest income	1,145	1,640	1,993	4,313	4,855
Noninterest expense	6,844	6,879	5,985	20,701	17,156
Income before income tax expense	3,759	3,421	3,146	10,332	9,391
Income tax provision	677	640	614	1,906	1,901

Net income	$3,082	$2,781	$2,532	$8,426	$7,490

Shares outstanding	12,432	12,685	12,945	12,432	12,945
Average shares outstanding:
Basic	11,173	11,470	12,281	11,442	12,409
Diluted	11,473	11,730	12,281	11,685	12,409
Earnings per share:
Basic	$0.28	$0.24	$0.21	$0.74	$0.60
Diluted	$0.27	$0.24	$0.21	$0.72	$0.60

SELECTED FINANCIAL CONDITION DATA:	September 30, 2021	June 30, 2021	March 31 2021	December 31, 2020
(In thousands, except for per share amounts)

Total assets	$1,230,712	$1,188,480	$1,140,905	$1,084,192
Cash and cash equivalents	19,837	17,087	65,523	48,768
Investment securities	367,658	339,630	268,370	256,730
Loans and leases, net of allowance	795,407	785,339	762,842	734,413
Loans held for sale	903	603	889	1,987
Premises and equipment, net	14,227	14,441	14,718	14,892
Federal Home Loan Bank stock	9,542	9,050	9,050	9,050
Other assets	23,138	22,330	19,513	18,352
Deposits	824,257	793,070	757,074	693,045
Borrowings	202,000	189,000	170,000	170,000
Total stockholder’s equity	178,638	182,569	189,520	192,713

Book value (GAAP)	$178,638	$182,569	$189,520	$192,713
Tangible book value (non-GAAP)	178,638	182,569	189,520	192,713
Book value per share (GAAP)	14.37	14.39	14.52	14.61
Tangible book value per share (non-GAAP)	14.37	14.39	14.52	14.61
The following table summarizes information relating to our loan and lease portfolio at the dates indicated:

(In thousands)	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020

Commercial mortgage	$255,211	$249,376	$254,561	$247,564
Commercial and industrial	101,818	117,079	128,126	122,831
Construction and development	82,511	80,685	67,728	58,424
Multi-family	92,652	80,534	60,608	55,998
Residential mortgage	131,094	129,049	128,058	125,121
Home equity	6,784	6,325	6,104	5,982
Direct financing leases	123,025	121,006	117,725	117,171
Consumer	15,347	14,676	13,183	13,257

Total loans and leases	$808,442	$798,730	$776,093	$746,348

The following table summarizes information relating to our deposits at the dates indicated:

(In thousands)	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020

Noninterest-bearing demand	$106,167	$110,494	$118,076	$98,725
Interest-bearing demand	159,973	155,565	151,364	141,990
Savings and money market	247,310	246,542	231,199	209,861
Non-brokered time deposits	247,054	238,789	229,755	219,194
Brokered time deposits	63,753	41,680	26,680	23,275

Total deposits	$824,257	$793,070	$757,074	$693,045

Average Balances, Interest and Average Yields/Cost. The following tables set forth for the periods indicated, information regarding average balances of assets and liabilities as well as the total dollar amounts of interest income from average interest-earning assets and interest expense on average interest-bearing liabilities, resultant yields, interest rate spread, net interest margin (otherwise known as net yield on interest-earning assets), and the ratio of average interest-earning assets to average interest-bearing liabilities. Average balances have been calculated using quarterly balances. Non-accruing loans have been included in the table as loans carrying a zero yield. Loan fees are included in interest income on loans and are not material.

	Three Months Ended September 30,
	2021			2020
	Average Balance Outstanding	Interest Earned/ Paid	Yield/ Rate	Average Balance Outstanding	Interest Earned/ Paid	Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans and leases receivable	$784,531	$10,437	5.32%	$756,307	$9,720	5.14%
Securities	354,211	1,387	1.57%	247,113	891	1.44%
FHLB stock	9,081	69	3.04%	9,083	126	5.55%
Cash and cash equivalents and other	17,515	7	0.16%	28,096	9	0.13%
Total interest-earning assets	1,165,338	11,900	4.08%	1,040,599	10,746	4.13%

Interest-bearing liabilities:
Savings and money market accounts	250,799	325	0.52%	189,848	243	0.51%
Interest-bearing checking accounts	166,138	98	0.24%	123,271	68	0.22%
Certificate accounts	296,954	830	1.12%	282,306	1,234	1.75%
Borrowings	179,413	689	1.54%	180,913	763	1.69%
Total interest-bearing liabilities	893,304	1,942	0.87%	776,338	2,308	1.19%

Net interest income		$9,958			$8,438
Net earning assets	$272,034			$264,261

Net interest rate spread(1)			3.21%			2.94%

Net interest margin(2)			3.42%			3.24%

Average interest-earning assets to average interest-bearing liabilities	130.45%			134.04%
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(1)Net interest rate spread represents the difference between the weighted average yield earned on interest-earning assets and the weighted average rate paid on interest-bearing liabilities.
(2)Net interest margin represents net interest income divided by average total interest-earning assets.

	Nine Months Ended September 30,
	2021			2020
	Average Balance Outstanding	Interest Earned/ Paid	Yield/ Rate	Average Balance Outstanding	Interest Earned/ Paid	Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans and leases receivable	$775,647	$30,162	5.18%	$691,890	$28,264	5.45%
Securities	309,776	3,512	1.51%	239,696	3,252	1.81%
FHLB stock	9,060	202	2.97%	8,681	207	3.18%
Cash and cash equivalents and other	23,932	20	0.11%	38,355	146	0.51%
Total interest-earning assets	1,118,415	33,896	4.04%	978,622	31,869	4.34%

Interest-bearing liabilities:
Savings and money market accounts	242,257	921	0.51%	178,699	787	0.59%
Interest-bearing checking accounts	153,817	267	0.23%	114,205	216	0.25%
Certificate accounts	272,440	2,475	1.21%	288,571	4,071	1.88%
Borrowings	174,198	2,083	1.59%	175,620	2,273	1.73%
Total interest-bearing liabilities	842,712	5,746	0.91%	757,095	7,347	1.29%

Net interest income		$28,150			$24,522
Net earning assets	$275,703			$221,527

Net interest rate spread(1)			3.13%			3.05%

Net interest margin(2)			3.36%			3.34%

Average interest-earning assets to average interest-bearing liabilities	132.72%			129.26%
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(1)Net interest rate spread represents the difference between the weighted average yield earned on interest-earning assets and the weighted average rate paid on interest-bearing liabilities.
(2)Net interest margin represents net interest income divided by average total interest-earning assets.

	At and for the Three Months Ended
Selected Financial Ratios and Other Data:	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
Performance ratios:
Return on average assets (annualized)	1.02%	0.96%	0.92%	0.95%	0.92%
Return on average equity (annualized)	6.83%	5.98%	5.36%	5.26%	5.22%
Yield on interest-earning assets	4.08%	3.96%	4.27%	4.25%	4.13%
Rate paid on interest-bearing liabilities	0.87%	0.91%	0.96%	1.06%	1.19%
Average interest rate spread	3.21%	3.05%	3.31%	3.19%	2.94%
Net interest margin (annualized)(1)	3.42%	3.27%	3.53%	3.46%	3.24%
Operating expense to average total assets (annualized)	2.26%	2.36%	2.51%	2.57%	2.18%
Efficiency ratio(2)	61.74%	63.74%	66.27%	62.89%	58.04%
Average interest-earning assets to average interest-bearing liabilities	130.45%	132.31%	129.96%	134.66%	134.04%
Asset quality ratios:
Non-performing assets to total assets(3)	0.69%	0.65%	0.71%	0.45%	0.32%
Non-performing loans and leases to total gross loans and leases(4)	1.05%	0.97%	1.05%	0.65%	0.44%
Allowance for loan and lease losses to non-performing loans and leases(4)	139.23%	147.62%	135.07%	220.57%	290.88%
Allowance for loan and lease losses to total loans and leases	1.47%	1.43%	1.41%	1.42%	1.29%
Net charge-offs (annualized) to average outstanding loans and leases during the period	0.04%	0.03%	0.01%	0.09%	0.01%
Capital ratios:
Equity to total assets at end of period	14.51%	15.36%	16.61%	17.85%	18.17%
Average equity to average assets	16.01%	16.55%	17.18%	18.01%	18.35%
Common equity tier 1 capital (to risk weighted assets)(5)	16.38%	17.81%	19.52%	20.64%	18.89%
Tier 1 leverage (core) capital (to adjusted tangible assets)(5)	12.76%	13.68%	14.19%	14.28%	13.87%
Tier 1 risk-based capital (to risk weighted assets)(5)	16.38%	17.81%	19.52%	20.64%	18.89%
Total risk-based capital (to risk weighted assets)(5)	17.63%	19.06%	20.77%	21.90%	20.13%
Other data:
Number of full-service offices	12	12	12	12	12
Full-time equivalent employees	175	178	175	170	170
(1)Net interest income divided by average interest-earning assets.
(2)Total noninterest expenses as a percentage of net interest income and total noninterest income, excluding net securities transactions.
(3)Non-performing assets consist of nonaccrual loans and leases, accruing loans and leases more than 90 days past due and foreclosed assets.
(4)Non-performing loans and leases consist of nonaccrual loans and leases and accruing loans and leases more than 90 days past due.
(5)Capital ratios are for First Bank Richmond.
Contacts
Richmond Mutual Bancorporation, Inc.
Garry D. Kleer, Chairman, President and Chief Executive Officer
Donald A. Benziger, Exec. VP/Chief Financial Officer
(765) 962-2581